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                                EXHIBIT 16

DELOITTE &
   TOUCHE LLP
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                         Suite 800              Telephone:  (517) 487-2251
                         One Michigan Avenue    Facsimile:  (517) 487-0404
                         120 North Washington Square
                         Lansing, Michigan 48933-1681



September 23, 1998

Mr. Richard Schalter
Chief Financial Officer
Spartan Motors, Inc.
Charlotte, Michigan

Dear Mr. Schalter:

This is to confirm that the client-auditor relationship between Spartan Motors, Inc. (Commission File No. 0-13611) and Deloitte & Touche LLP has ceased.

Yours truly,

/s/ Deloitte & Touche LLP

cc:  Office of the Chief Accountant
     SECPS Letter File
     Securities and Exchange Commission
     Mail Stop 9-5
     450 5th Street, N.W.
     Washington, D.C. 20549

     Mr. John Sztykiel, Chief Operating Officer
     Mr. Charles Nihart, Chairperson of the Audit Committee